EXHIBIT 4.6

CERTIFICATE OF DESIGNATION

OF

SERIES Q PREFERRED STOCK

OF

TERRA TECH CORP.

Terra Tech Corp. (the "Corporation"), a Nevada corporation, does hereby certify that, pursuant to the authority contained in its Articles of Incorporation, as amended, and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, its Board of Directors has adopted the following resolution creating the following series of the Corporation's Preferred Stock and determined the voting powers, designations, powers, preferences and relative, participating, optional, or other special rights, and the qualifications, limitations, and restrictions thereof, of such series:

RESOLVED, that, pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, as amended (the "Articles of Incorporation"), there is hereby created the following series of Preferred Stock:

21,600 shares shall be designated Series Q Preferred Stock, par value $0.001 per share (the "Series Q Preferred Stock").

The designations, powers, preferences, and rights, and the qualifications, limitations, and restrictions of the Series Q Preferred Stock in addition to those set forth in the Articles of Incorporation shall be as follows:

Section 1. Designation and Amount. The series of Preferred Stock shall be comprised of 21,600 shares and shall be designated "Series Q Convertible Preferred Stock." As used herein, the term "Series Q Preferred Stock" shall refer to shares of the Corporation's Series Q Convertible Preferred Stock, and the term "Common Stock" shall refer to the Corporation's Common Stock. The Corporation shall from time to time in accordance with the laws of the State of Nevada increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Series Q Preferred Stock.

Section 2. Dividends. No dividends shall be paid on the Series Q Preferred Stock.

Section 3. Liquidation Preference. In any liquidation, dissolution, or winding up of the Corporation, the holders of the Series Q Preferred Stock shall be entitled to receive (a) in preference to the holders of the Common Stock, but (b) subordinate in preference to any sum that the holders of any shares of any other series of the Corporation's Preferred Stock shall be entitled, an amount equal to $0.001 per share (subject to appropriate adjustment in the event of any stock dividend, forward stock split, or other similar recapitalization). After payment of such sums, (i) the holders of the Series Q Preferred Stock and (ii) the holders of the Common Stock, shall be entitled to receive any remaining assets of the Corporation on a pro rata, as-converted basis assuming conversion of the Series Q Preferred Stock into Common Stock at the then-current Conversion Rate.

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Section 4. Voting Rights. Except as expressly provided herein, or as provided by applicable law, the holders of the Series Q Preferred Stock shall have the same voting rights as the holders of the Common Stock and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and the holders of Common Stock and Series Q Preferred Stock shall vote together as a single class on all matters. Each holder of Series Q Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series Q Preferred Stock could then be converted. Fractional votes shall not be permitted. Any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series Q Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

Section 5. Conversion. The holders of the Series Q Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

(a) Mandatory Conversion; Conversion Date. Concurrently with and subject to the Corporation's filing an amendment to the Articles of Incorporation with the Secretary of State of the State of Nevada to increase the number of authorized shares of Common Stock to not less than nine hundred fifty million (950,000,000) shares of Common Stock (the "Conversion Date"), all then-outstanding shares of Series Q Preferred Stock shall automatically convert, without any action required on behalf of the holders thereof, on the Conversion Date into fully paid and non-assessable shares of the Corporation's Common Stock at the Conversion Rate (as defined below). The "Conversion" shall be deemed effective as of the Conversion Date.

(b) Conversion Rate. As of the date of filing of this Certificate with the Secretary of State of the State of Nevada, each one share of Series Q Preferred Stock held by that holder shall be initially convertible at the option of the holder into 5,000 shares of the Corporation's Common Stock (such number of shares of Common Stock into which each share of Series Q Preferred Stock is convertible, the initial "Conversion Rate"). For purposes of clarification, the initial Conversion Rate shall be the quotient obtained by dividing (i) 1.00 initially by (ii) 5,000. Such "initial quotient" is 0.0002. The number of shares of Common Stock shall be determined by dividing the number of shares of Series Q Preferred Stock to be converted by 0.0002. The Conversion Rate shall be subject to appropriate adjustment in the event of any stock dividend, forward stock split, or other similar recapitalization as set forth herein. Accordingly, if the Conversion Rate has been adjusted, the then-current Conversion Rate shall be utilized in lieu of 0.0002.

(c) Mechanics of Exchange of Certificates That Formerly Represented Shares of Series Q Preferred Stock for Certificates That Represent Shares of Common Stock.

(1) The Corporation shall, promptly following the Conversion Date, send or cause to be sent a written notice to each holder of Series Q Preferred Stock notifying such holder of the conversion thereof. Within 15 days of receiving written notice from the Corporation of the Conversion, the holder shall surrender the certificate or certificates that, immediately prior to the Conversion, represented the Series Q Preferred Stock so converted, duly endorsed to the Corporation or in blank, to the Corporation at its principal office (or at such other office as the Corporation may designate by written notice, postage prepaid, to all holders) at any time during its usual business hours, together with a statement of the name or names (with addresses) of the person or persons in whose name the certificate or certificates for Common Stock shall be issued. The certificate or certificates that, immediately prior to the Conversion, represented the Series Q Preferred Stock so converted shall also be accompanied by a duly executed Conversion Certificate substantially in the form attached hereto as Exhibit A.

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(2) Promptly after surrender of the certificate or certificates that, immediately prior to the Conversion, represented the share or shares of Series Q Preferred Stock so converted, the Corporation shall cause to be issued and delivered to said holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of shares of Common Stock issuable upon the Conversion of such share or shares of Series Q Preferred Stock. Each certificate issued representing the shares of Common Stock issued upon the Conversion shall bear a legend substantially in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN "ACCREDITED INVESTOR" AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

(3) Conversion Rate Adjustment for Stock Dividends, Subdivisions, Reclassification, or Combinations. If, any time prior to the Conversion Date, the Corporation shall (i) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Rate (expressed as a quotient) in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination, or reclassification shall be proportionately adjusted such that the holder of any shares of Series Q Preferred Stock converted in the manner set forth in Section 5(a) shall be entitled to receive the number of shares of Common Stock that such holder would have owned or been entitled to receive had such Series Q Preferred Stock been converted immediately prior to such date. Successive adjustments in the then Conversion Rate (expressed as a quotient) shall be made whenever any event specified above shall occur.

(d) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series Q Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall round the fraction to the next whole number of shares of Common Stock.

(e) Costs. The Corporation shall pay all documentary, stamp, transfer, or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series Q Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes that may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series Q Preferred Stock in respect of which such shares are being issued.

(f) Valid Issuance. All shares of Common Stock that shall be issued upon conversion of shares of Series Q Preferred Stock into shares of Common Stock will, upon issuance by the Corporation in accordance with this Certificate of Designation, be duly and validly issued, fully paid, and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.

Section 6. Notices. Any notice required or permitted by the provisions of this Certificate of Designation to be given to a holder of shares of Series Q Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Nevada General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

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EXHIBIT A

CONVERSION CERTIFICATE

TERRA TECH CORP.

Series Q Preferred Stock

The undersigned holder (the "Holder") is surrendering to Terra Tech Corp., a Nevada Corporation (the "Corporation"), all of the Holder's certificates that, immediately prior to the Conversion (as defined in the Certificate of Designation of the Series Q Preferred Stock (the "Certificate of Designation")), represented shares of Series Q Preferred Stock of the Corporation (the "Series Q Preferred Stock") in connection with the conversion of all of such Series Q Preferred Stock owned of record and beneficially by the Holder as of the Conversion Date (as defined in the Certificate of Designation) into that number of shares of Common Stock, $0.001 par value per share, of the Corporation (the "Common Stock") as set forth below.

1.

The Holder understands that the Series Q Preferred Stock was issued by the Corporation pursuant to the exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(a)(2) of the Securities Act or by Rule 506 of Regulation D, promulgated thereunder.

2.

The Holder understands that the exchange of the Common Stock for the Series Q Preferred Stock in favor of the Holder upon the Conversion shall be made pursuant to an exemption from registration under the Securities Act.

Number of Shares of Series Q Preferred Stock Being Converted: _______________________

Number of Shares of Common Stock to be Issued: __________________________________

Conversion Date: _______________________

Delivery Instructions for Certificates of Common Stock: _________________________________________

Name of Holder, Printed:_______________________________________

Signature of Holder: __________________________________________

Telephone Number of Holder:___________________________________

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series Q Preferred Stock to be duly executed on and as of March 25, 2016.

TERRA TECH CORP.

By:	/s/ Derek Peterson
Derek Peterson
President and Chief Executive Officer

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